News Release

For Immediate Release
GenCorp Reports 2009 Fourth Quarter and Annual Results

SACRAMENTO, Calif., February 3, 2010 – GenCorp Inc. (NYSE: GY) today reported results for the fourth quarter and fiscal year ended November 30, 2009.

Sales for the fourth quarter of 2009 totaled $240.1 million compared to $198.5 million for the fourth quarter of 2008. The increase in sales is primarily the result of growth in the various Standard Missile programs and increased deliveries on the Orion program.

Net income for the fourth quarter of 2009 was $15.0 million, or $0.24 diluted earnings per share on 66.7 million weighted average shares outstanding, compared to a net loss of $5.7 million, or $0.10 diluted loss per share on 57.7 million weighted average shares outstanding, for the fourth quarter of 2008.   The increase in net income was primarily due to a charge of $14.6 million related to the freeze of the Company’s defined benefit pension plan in 2008 and a decrease of $5.8 million in non-cash retirement benefit expense. The increase in weighted average shares outstanding was primarily due to the assumed conversion of the Company’s 4% contingent convertible subordinated notes (“4% Notes”).

Sales for 2009 totaled $795.4 million compared to $742.3 million for 2008.  The Company reports its fiscal year sales under a 52/53 week accounting convention. Fiscal 2008 was a 53 week year with the extra week of sales totaling $19.1 million reported in the first quarter of that fiscal year.

Net income for 2009 was $59.3 million, or $0.97 diluted earnings per share on 66.6 million weighted average shares outstanding, compared to net income of $1.5 million, or $0.03 diluted earnings per share on 57.2 million weighted average shares outstanding, for 2008. The increase in net income was primarily due to the following: (i) a decrease of $19.9 million in non-cash retirement benefit expense; (ii) an income tax benefit of $17.6 million in 2009 primarily as a result of new guidance clarifying which costs qualify for ten-year carryback of tax net operating losses for refund of prior years’ taxes; and (iii) a $16.8 million charge related to the second amended and restated shareholder agreement (“Shareholder Agreement”) with respect to the election of Directors at the 2008 Annual Meeting and other related matters in 2008. The increase in the weighted average shares outstanding was primarily due to the assumed conversion of the Company’s 4% Notes.

In December 2009, the Company issued $200.0 million in aggregate principal amount of 4.0625% convertible subordinated debentures (“4 1/16% Debentures”) in a private placement to qualified institutional buyers under the Securities Act of 1933. Issuance of the 4 1/16% Debentures generated net proceeds of approximately $195.0 million, a portion of which were used to repurchase $124.7 million of the 4% Notes in January 2010.  The remaining proceeds will be used to redeem a portion of the 9½% senior subordinated notes (“9½% Notes”); pay accrued interest on the 4% Notes and 9½% Notes; and pay other debt issuance costs.

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After the close of the fourth quarter of 2009, the Company announced that effective January 6, 2010, Scott J. Seymour was named chief executive officer and president of GenCorp and president of Aerojet, succeeding Scott Neish who resigned from his roles with the Company. Mr. Seymour was also appointed to the Company’s Board of Directors.  He has more than 35 years of aerospace and defense experience, most recently serving in senior roles at Northrop Grumman, including corporate vice president and president of the Integrated Systems Sector (now Aerospace Systems).  “I am both extremely pleased and privileged to be joining the Company.  Having spent my career in the aerospace industry, I am very familiar with Aerojet’s proud history and significant contribution to the aerospace and defense capabilities of our nation,” said Seymour. “I look forward to working with the GenCorp, Aerojet and Easton Real Estate teams to focus on improved operational and financial performance across all of our product lines, and growing the business by seeking opportunities to create value for our customers, shareholders and teammates.”

Operations Review

Aerospace and Defense Segment

Sales of $238.3 million for the fourth quarter of 2009 increased from $196.9 million in the fourth quarter of 2008.  The increase in sales is primarily the result of growth in the various Standard Missile programs and increased deliveries on the Orion program during the fourth quarter of 2009.

Segment performance was income of $31.8 million in the fourth quarter of 2009 compared to income of $3.8 million in the fourth quarter of 2008. The increase in segment performance in 2009 as compared to 2008 is primarily the result of: (i) a decrease of $14.2 million in unusual charges primarily related to the freeze of the defined benefit pension plan in 2008; (ii) a decrease of $6.7 million in non-cash retirement benefit plan expense; and (iii) favorable contract performance on higher net sales and other resulting in a $7.1 million increase in segment performance.

Sales of $787.2 million for 2009 increased from $725.5 million in 2008.  The increase in sales was primarily the result of growth in the various Standard Missile programs and increased deliveries on the Patriot Advanced Capability – 3 program, partially offset by lower sales volume on the Orion program and an additional week of operations in the first quarter of 2008 resulting in $19.1 million in sales.

Segment performance was income of $90.3 million in 2009 compared to income of $40.8 million in 2008. The increase in segment performance in 2009 as compared to 2008 is primarily the result of: (i) a decrease of $23.6 million in non-cash retirement benefit plan expense; (ii) a decrease of $15.2 million in unusual charges primarily related to the freeze of the defined benefit pension plan in 2008; (iii) a decrease of $4.3 million for estimated future environmental remediation obligations; and (iv) favorable contract performance on higher net sales as result of a decrease in overhead spending and other resulting in a $6.4 million increase in segment performance.

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A summary of our backlog is as follows:

	As of November 30,
	2009	2008
	(In millions)
Funded backlog	$811.2	$674.3
Unfunded backlog	379.6	361.1
Total contract backlog	$1,190.8	$1,035.4

Total backlog includes both funded backlog (the amount for which money has been directly appropriated by the U.S. Congress, or for which a purchase order has been received from a commercial customer) and unfunded backlog (firm orders for which funding has not been appropriated). Indefinite delivery and quantity contracts and unexercised options are not reported in total backlog. Backlog is subject to delivery delays or program cancellations which are beyond our control.

Real Estate Segment

Sales and segment performance for the fourth quarter of 2009 was $1.8 million and $0.9 million, respectively, compared to $1.6 million and $0.9 million for the fourth quarter of 2008, respectively. Sales and segment performance for 2009 was $8.2 million and $4.4 million, respectively, compared to $16.8 million and $10.3 million for 2008, respectively. The decrease in sales and segment performance for 2009 compared to 2008 is primarily due to the sale of 400 acres of unimproved land for $10.0 million in 2008 resulting in a gain of $6.8 million partially offset by a $1.8 million land sale in 2009.

Additional Information

Retirement benefit plan expense, which is mostly non-cash, includes income of $3.5 million for the fourth quarter of 2009 and income of $11.9 million for 2009 compared to expense of $2.3 million in the fourth quarter of 2008 and expense of $8.0 million for 2008.  The improvement is primarily related to the freeze of the defined benefit pension and benefit restoration plans as well as the increase in the discount rate used to determine benefit obligations as of August 31, 2008, partially offset by lower expected investment returns.

The Company estimates that retirement benefit expense will be approximately $42 million in 2010 compared to income of $11.9 million in 2009. The significant increase in retirement benefit expense is primarily due to a higher retirement benefit obligation at November 30, 2009 and lower investment returns.  The increased retirement benefit obligation was primarily related to a decrease in the discount rate used to determine that liability at November 30, 2009.

Corporate and other expenses increased to $9.7 million for the fourth quarter of 2009 compared to $3.1 million for the fourth quarter of 2008.  Corporate and other expenses for 2009 were $23.0 million compared to $16.2 million for 2008.   The increase in both periods is primarily due to an increase in non-cash stock-based compensation and future estimated environmental remediation obligations.

Total debt decreased to $438.6 million at November 30, 2009 from $440.6 million at November 30, 2008.  As of November 30, 2009, the borrowing limit under the revolving credit facility was $60.0 million of which $59.2 million was available. Also as of November 30, 2009, we had $84.5 million outstanding letters of credit under the $125.0 million letter of credit subfacility and had permanently reduced the amount of our term loan subfacility to the $68.3 million outstanding.

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During the first quarter of 2010, the Company will adopt new authoritative accounting guidance which applies to convertible debt securities that, upon conversion, may be settled by the issuer fully or partially in cash. Under this new guidance, an entity must separately account for the liability and equity components of convertible debt securities that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The Company expects to report a significant increase in non-cash interest expense beginning in the first quarter of 2010 because this guidance requires interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest.

Forward-Looking Statements

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company’s management are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company’s management that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements.  A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company’s forward-looking statements. Important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include the following:

•	the cost of servicing the Company’s debt and the Company’s ability to comply with the financial and other covenants contained in the Company’s debt agreements;
•	the earnings and cash flow of the Company’s subsidiaries and the distribution of those earning to the Company;
•
the funded status of the Company’s defined benefit pension plan and the Company’s obligation to make cash contributions excess of the amount that the Company can recover in its current period overhead rates;

•	effects of changes in discount rates, actual returns on plan assets, and government regulations of defined benefit pension plans;
•	economic conditions that could affect the ability of the Company to obtain the consent of its lenders under the Senior Credit Facility on terms favorable to the Company to effect a rescission offer;
•	the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
•	environmental claims related to the Company’s current and former businesses and operations;
•	changes in the amount recoverable from environmental claims;
•	the results of significant litigation;
•	cancellation or material modification of one or more significant contracts;
•	future reductions or changes in U.S. government spending;
•	cost-overruns on the Company’s contracts that require the Company to absorb excess costs;
•	failure of the Company’s subcontractors or suppliers to perform their contractual obligations;
•	failure to secure contracts;

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•	failure to comply with regulations applicable to contracts with the U.S. government;
•	significant competition and the Company’s inability to adapt to rapid technological changes;
•	product failures, schedule delays or other problems with existing or new products and systems;
•	the release or explosion of dangerous materials used in the Company’s businesses;
•	loss of key qualified suppliers of technologies, components, and materials;
•	risks inherent to the real estate market;
•	changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;
•
the Company’s ability to execute its real estate business plan including our ability to obtain, or caused to be obtained, the necessary final governmental zoning, land use and environmental approvals and building permits;

•	costs and time commitment related to potential acquisition activities;
•	additional costs related to the Company’s divestitures;
•	a strike or other work stoppage or the Company’s inability to renew collective bargaining agreements on favorable terms;
•	the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
•	fluctuations in sales levels causing the Company’s quarterly operating results and cash flows to fluctuate;
•	occurrence of liabilities that are inadequately covered by indemnity or insurance;
•	changes in the Company’s contract-related accounting estimates;
•	new accounting standards that could result in changes to the Company’s methods of quantifying and recording accounting transactions;
•	failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act; and
•	those risks detailed from time to time in the Company’s reports filed with the SEC.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company's excess real estate assets. Additional information about the Company can be obtained by visiting the Company's web site at http://www.GenCorp.com.

Contact information:
Investors: Kathy Redd, chief financial officer 916.355.2361
Media: Linda Cutler, vice president, corporate communications  916.351.8650

(Tables to follow)

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GenCorp Inc.
Condensed Consolidated Statements of Operations

	Three months ended November 30,		Year ended November 30,
(In millions, except per-share amounts)	2009	2008	2009	2008
	(Unaudited)
Net Sales	$240.1	$198.5	$795.4	$742.3
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	200.2	171.7	674.0	645.4
Selling, general and administrative	4.4	—	10.2	1.9
Depreciation and amortization	8.6	8.5	31.3	28.3
Other expense, net	2.7	0.4	2.9	7.6
Unusual items:
Shareholder agreement and related costs	—	3.0	—	16.8
Executive severance agreements	—	—	3.1	—
Defined benefit pension plan amendment	—	14.6	—	14.6
Legal settlements and estimated loss on legal matters	0.2	0.8	1.3	2.9
Loss on extinguishment of debt	—	—	0.2	—
Gain on recoveries	—	(1.2)	—	(1.2)
Total operating costs and expenses	216.1	197.8	723.0	716.3
Operating income	24.0	0.7	72.4	26.0
Non-operating (income) expense
Interest expense	6.4	6.8	25.9	27.7
Interest income	(0.5)	(0.9)	(1.9)	(4.2)
Total non-operating expense	5.9	5.9	24.0	23.5
Income (loss) from continuing operations before income taxes	18.1	(5.2)	48.4	2.5
Income tax provision (benefit)	2.1	0.5	(17.6)	0.9
Income (loss) from continuing operations	16.0	(5.7)	66.0	1.6
Loss from discontinued operations, net of income taxes	(1.0)	—	(6.7)	(0.1)
Net income (loss)	$15.0	$(5.7)	$59.3	$1.5
Income (Loss) Per Share of Common Stock
Basic
Income (loss) per share from continuing operations	$0.27	$(0.10)	$1.12	$0.03
Loss per share from discontinued operations, net of income taxes	(0.01)	—	(0.11)	—
Net income (loss) per share	$0.26	$(0.10)	$1.01	$0.03
Diluted
Income (loss) per share from continuing operations	$0.25	$(0.10)	$1.07	$0.03
Loss per share from discontinued operations, net of income taxes	(0.01)	—	(0.10)	—
Net income (loss) per share	$0.24	$(0.10)	$0.97	$0.03
Basic weighted average shares of common stock outstanding	58.5	57.7	58.5	57.2
Effect of :
Restricted stock awards	0.1	—	—	—
4% Notes	8.1	—	8.1	—
Diluted weighted average shares of common stock outstanding	66.7	57.7	66.6	57.2

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GenCorp Inc.
Operating Segment Information

	Three months ended November 30,		Year ended November 30,
(In millions)	2009	2008	2009	2008
	(Unaudited)
Net Sales:
Aerospace and Defense	$238.3	$196.9	$787.2	$725.5
Real Estate	1.8	1.6	8.2	16.8
Total Net Sales	$240.1	$198.5	$795.4	$742.3
Segment Performance:
Aerospace and Defense
Segment performance before environmental remediation provision adjustments, retirement benefit plan income (expense), and unusual items	$29.8	$23.3	$84.4	$78.0
Environmental remediation provision adjustments	(0.3)	(0.9)	(0.7)	(5.0)
Retirement benefit plan income (expense)	2.5	(4.2)	7.9	(15.7)
Unusual items	(0.2)	(14.4)	(1.3)	(16.5)
Aerospace and Defense Total	31.8	3.8	90.3	40.8
Real Estate	0.9	0.9	4.4	10.3
Total Segment Performance	$32.7	$4.7	$94.7	$51.1
Reconciliation of segment performance to income (loss) from continuing operations before income taxes:
Segment performance	$32.7	$4.7	$94.7	$51.1
Interest expense	(6.4)	(6.8)	(25.9)	(27.7)
Interest income	0.5	0.9	1.9	4.2
Corporate and other	(9.7)	(3.1)	(23.0)	(16.2)
Corporate retirement benefit plan income	1.0	1.9	4.0	7.7
Unusual items	—	(2.8)	(3.3)	(16.6)
Income (loss) from continuing operations before income taxes	$18.1	$(5.2)	$48.4	$2.5

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance.  Segment performance represents net sales from continuing operations less applicable costs, expenses, and provisions for restructuring and unusual items relating to operations. Segment performance excludes corporate income and expenses, income or expenses related to divested businesses, provisions for unusual items not related to the operations, interest expense, interest income, cumulative effect of changes in accounting principles, and income taxes.  The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance.  Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for on-going business operations. It is on this basis that management internally assesses the financial performance of its segments.

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GenCorp Inc.
Condensed Consolidated Balance Sheets

	November 30,	November 30,
(In millions)	2009	2008
Current Assets
Cash and cash equivalents	$126.3	$92.7
Accounts receivable	116.3	97.3
Inventories	61.8	70.4
Recoverable from U.S. government and other third parties for environmental remediation costs and other	30.6	43.7
Grantor trust	2.4	1.6
Other receivables, prepaid expenses and other	32.8	17.6
Income taxes	2.4	10.6
Assets of discontinued operations	—	0.1
Total Current Assets	372.6	334.0

Noncurrent Assets
Property, plant and equipment, net	129.9	137.9
Real estate held for entitlement and leasing	55.3	49.3
Recoverable from U.S. government and other third parties for environmental remediation costs and other	154.3	169.8
Prepaid pension asset	—	76.5
Grantor trust	17.8	29.3
Goodwill	94.9	94.9
Intangible assets	18.5	20.1
Other noncurrent assets, net	92.4	93.9
Total Noncurrent Assets	563.1	671.7
Total Assets	$935.7	$1,005.7

Liabilities, Redeemable Common Stock, and Shareholders’ Deficit
Short-term borrowings and current portion of long-term debt	$17.8	$2.0
Accounts payable	18.4	32.7
Reserves for environmental remediation costs	44.5	65.2
Postretirement medical and life insurance benefits	7.2	7.1
Advance payments on contracts	66.0	46.7
Other current liabilities	107.5	93.7
Liabilities of discontinued operations	—	1.0
Total Current Liabilities	261.4	248.4

Noncurrent Liabilities
Senior debt	51.2	68.3
Senior subordinated notes	97.5	97.5
Convertible subordinated notes	271.4	271.4
Other debt	0.7	1.4
Deferred income taxes	9.6	8.3
Reserves for environmental remediation costs	178.2	193.0
Pension benefits	225.0	13.1
Postretirement medical and life insurance benefits	75.7	66.8
Other noncurrent liabilities	54.1	65.0
Total Noncurrent Liabilities	963.4	784.8
Total Liabilities	1,224.8	1,033.2
Redeemable Common Stock	6.0	7.6
Total Shareholders’ Deficit	(295.1)	(35.1)
Total Liabilities, Redeemable Common Stock, and Shareholders’ Deficit	$935.7	$1,005.7

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GenCorp Inc.
Condensed Consolidated Statements of Cash Flows

	Year Ended
	November 30,	November 30,
(In millions)	2009	2008
Operating Activities
Net income	$59.3	$1.5
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	6.7	0.1
Depreciation and amortization	31.3	28.3
Stock-based compensation and savings plan expense, net	4.4	9.4
Accounts receivable	(19.0)	1.9
Inventories	8.6	(2.9)
Income tax receivable	8.2	(10.5)
Grantor trust	10.7	(30.9)
Accounts payable and other current liabilities	(32.2)	15.1
Advance payments on contracts	19.3	(2.4)
Other changes in assets and liabilities	(45.8)	19.2
Net cash provided by continuing operations	51.5	28.8
Net cash used in discontinued operations	(1.2)	(0.8)
Net Cash Provided by Operating Activities	50.3	28.0
Investing Activities
Capital expenditures	(14.3)	(21.3)
Net Cash Used in Investing Activities	(14.3)	(21.3)
Financing Activities
Debt issuance costs	(0.4)	—
Debt activity, net	(2.0)	(6.3)
Net Cash Used in Financing Activities	(2.4)	(6.3)
Net Increase in Cash and Cash Equivalents	33.6	0.4
Cash and Cash Equivalents at Beginning of Period	92.7	92.3
Cash and Cash Equivalents at End of Period	$126.3	$92.7

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